Exhibit 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

UNITED THERAPEUTICS PRICES
$210 MILLION CONVERTIBLE SENIOR NOTES

Initial Purchaser Exercises $40 Million Overallotment Option

Silver Spring, MD, October 24, 2006:  United Therapeutics Corporation (NASDAQ: UTHR) today announced the pricing of $210 million principal amount of Convertible Senior Notes due 2011 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  In addition, United Therapeutics announced that the initial purchaser has exercised its option to purchase a $40 million principal amount of additional notes to cover overallotments in full.  United Therapeutics estimates that the net proceeds from this offering (including proceeds resulting from exercise of the initial purchaser’s option) will be approximately $242 million, after deducting the initial purchaser’s discounts and commissions and estimated expenses.

The notes will pay interest semiannually at a rate of  0.50% per annum.

The notes will be convertible beginning on July 15, 2011, or earlier upon the occurrence of certain events, into a combination of cash and shares of United Therapeutics’ common stock at an initial conversion rate of 13.2933 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of $75.2257 per share of common stock).  The initial conversion price represents a premium of approximately 21% to the $62.17 per share closing price of United Therapeutics’ common stock on the Nasdaq Global Select Market on October 24, 2006.  The notes will provide for “net share settlement” of any conversions, meaning that, upon any conversion, United Therapeutics will pay the noteholder an amount in cash of the lesser of the conversion value or the par value of the notes and will settle any excess of the conversion value above the notes’ par value in common stock.

United Therapeutics expects to use approximately $112 million of the net proceeds of this offering to repurchase, concurrently with the closing of the offering, currently outstanding shares of its common stock in privately-negotiated transactions.  This stock repurchase will total approximately 1.8 million shares based on the closing price of the common stock on October 24, 2006 of $62.17.  An additional 2.2 million shares of United Therapeutics’ outstanding common stock may be repurchased within the next two years under the company’s existing stock repurchase program announced on October 23, 2006.

In addition, United Therapeutics is using a portion of the net proceeds from the offering to pay the net cost of certain convertible note hedge and warrant transactions to be entered into in connection with the offering, consisting of a call in favor of United Therapeutics and a warrant issued to the initial purchaser or its affiliates.  These transactions are intended to reduce the potential dilution to United Therapeutics common stock upon any conversion of the notes.  The convertible note call has an exercise price equal to the conversion price of the notes and the warrants have an exercise price that is 70% higher than the closing price of United Therapeutics’ common stock on October 24, 2006, or $105.6890 per share.

All remaining net proceeds will be used for general corporate purposes.

United Therapeutics has been advised that, in connection with establishing a hedge of the convertible note hedge and warrant transactions, the counterparty to those transactions or its affiliates expect to enter into various derivative transactions with respect to United Therapeutics’ common stock, or purchase United Therapeutics’ common stock in secondary market transactions prior to or concurrently with the pricing of the notes.  They may also enter into various derivative transactions with respect to United Therapeutics’ common stock or purchase or sell United Therapeutics’ common stock in secondary market transactions following the pricing of the notes.

The sale of the notes, settlement of the note hedge and warrant transactions, and repurchase of shares are expected to be consummated on or about October 30, 2006.  The consummation of the various proposed transactions are subject to customary conditions and contingencies.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities.  Any offers of the securities will be made only by means of a private offering memorandum.  The notes and United Therapeutics’ common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements about expectations and intentions regarding the sale of convertible senior notes, the repurchase of United Therapeutics’ common stock and the execution of certain convertible note hedge and warrant transactions that are based on United Therapeutics’ current beliefs and expectations as to future outcomes.  These forward-looking statements are subject to risks and uncertainties, such as those described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission, which may cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.  United Therapeutics is providing this information as of October 24, 2006, and undertakes no obligation to publicly update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

About United Therapeutics

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer, and infectious diseases.